Exhibit 99.1

News Release

Contact:	Investors: Jeb Bachmann - Managing Director, Investor Relations - (615) 263-3024
Financial Media: David Gutierrez, Dresner Corporate Services - (312) 780-7204

CORECIVIC SELLS TWO DETENTION FACILITIES

BRENTWOOD, Tenn. – July 6, 2026 – CoreCivic, Inc. (NYSE: CXW) (CoreCivic or the Company) announced today that on July 2nd, 2026, it completed the sale of its 2,560-bed California City Detention Facility in California City, California (the California City Facility) and its 1,994-bed Otay Mesa Detention Center in San Diego, California (the Otay Mesa Facility) to the United States of America and its assigns, by and through the Department of Homeland Security for an aggregate gross sales price of $1.5 billion, including $732.6 million for the California City Facility and $739.2 million for the Otay Mesa Facility. These two purpose-built facilities were specifically designed to care for individuals in a secure environment. After federal and state income taxes of approximately $0.4 billion and transaction expenses, the Company anticipates its net proceeds from the asset sales to be approximately $1.1 billion.

The Company expects to use a portion of the net proceeds from the asset sales to

•

Repay all or a portion of the outstanding indebtedness under the Company’s Bank Credit Facility, which currently has an outstanding balance of $270.0 million on the Revolving Credit Facility, $107.8 million on the Initial Term Loan, and $100.0 million on the Incremental Term Loan, and

•	Repay the remaining outstanding balance of $238.5 million of the Company’s 4.75% senior notes, which are scheduled to mature in October 2027 (the 4.75% Notes).

The Company expects to use the remaining net proceeds for general corporate purposes, which may include additional debt repayments and share repurchases of the Company’s common stock. The credit agreement governing the Company’s Bank Credit Facility (the Credit Agreement) and the indenture (the 2029 Notes Indenture) governing the Company’s outstanding 8.25% senior notes due 2029 (the 8.25% Notes) limit our ability to make certain restricted payments, including share repurchases. However, the Company is permitted to make unlimited restricted payments (i) under the Credit Agreement, to the extent the Company’s consolidated secured leverage ratio (as defined therein) calculated on a pro forma basis after giving effect to such restricted payment would be equal to or less than 1.50 to 1.00 and no default exists thereunder, and (ii) under the 2029 Notes Indenture, to the extent the Company’s consolidated total leverage ratio (as defined therein) calculated on a pro forma basis after giving effect to such restricted payment would be equal to or less than 2.00 to 1.00.

The Company also expects to maintain balance sheet flexibility to pursue growth opportunities. These opportunities include, but are not limited to, potential acquisitions within the Company’s lines of business and those that provide complementary services provided such opportunities enhance the Company’s business, diversify the Company’s cash flows, and/or increase the services the Company offers to its customers, similar to the acquisition of Clinical Solutions Pharmacy completed on April 1, 2026.

5501 Virginia Way, Brentwood, Tennessee 37027, Phone: 615-263-3000

The Company currently expects to continue to manage the California City Facility and the Otay Mesa Facility under the existing management contracts with Immigration & Customs Enforcement (ICE) related to each facility, although the terms of the management contracts may be modified to reflect the change in ownership. However, the Company can provide no assurance that it will continue to manage these facilities in the future, or that the terms of the existing management agreements will remain the same. As has always been the case, ICE has the ability to terminate the management contracts for non-appropriation of funds or for convenience. The management contract for the California City Facility expires in August 2027, and the management contract for the Otay Mesa Facility expires in December 2029 and contains a five-year extension option.

In addition to these asset sales, the Company has been in discussions with ICE about the potential acquisition of additional detention facilities from the Company. These discussions are in various stages, and the Company can provide no assurance that any additional sales will occur.

Patrick Swindle, CoreCivic’s President and Chief Executive Officer, commented, “We are pleased with the sales of these two mission-critical facilities for the Company’s government partner, which demonstrates the value of the Company’s underlying real estate portfolio, while reflecting our role as a long-term, flexible solutions provider to government. The sale of these facilities at what we believe is a fair valuation provides the Company with significant balance sheet flexibility and positions us well to grow the Company’s businesses and return value to its shareholders, while remaining a dependable partner for government.”

About CoreCivic

CoreCivic is a diversified, government-solutions company with the scale and experience needed to solve tough government challenges in flexible, cost-effective ways. CoreCivic provides a broad range of solutions to government partners that help build safer, healthier, and more productive communities one person at a time through residential corrections, detention, and reentry management, adjacent service offerings that include pharmaceutical, transportation, and alternatives to incarceration, and government real estate solutions. CoreCivic is the nation’s largest owner of partnership correctional, detention and residential reentry facilities, and one of the largest operators of such facilities in the United States. CoreCivic has been a flexible and dependable partner for government for more than 40 years. CoreCivic’s employees are driven by a deep sense of service, high standards of professionalism and a responsibility to help government better the public good. Learn more at www.corecivic.com.

Forward-Looking Statements

This press release contains statements as to our beliefs and expectations of the outcome of future events that are “forward-looking” statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) changes in government policy, legislation and regulations that affect utilization of the private sector for corrections, detention, and residential reentry services, in general, or our business, in particular, including, but not limited to, the continued utilization of our correctional and detention facilities by the federal government as a consequence of presidential executive orders, changes in how the federal government, including ICE, elects to use our detention capacity or otherwise procures alternative detention capacity, and the impact of any changes to immigration reform and sentencing laws (we do not, under longstanding policy, lobby for or against policies or legislation that would determine the basis for, or duration of, an individual’s incarceration or detention); (ii) our ability to obtain and maintain correctional, detention, and residential reentry facility management contracts because of reasons including, but not limited to, sufficient governmental appropriations, contract compliance, negative publicity and effects of inmate disturbances; (iii) changes in the privatization of the corrections and detention industry, the acceptance of our services, the timing of the opening of new facilities and the commencement of new management contracts (including the extent and pace at which new contracts are utilized), as well as our ability to utilize available beds; (iv) our ability to successfully activate idle facilities in a timely manner in order to meet the growth in demand for our facilities and services from the federal government that has occurred as a result of changes in policies and actions of the current presidential administration, and to realize projected returns resulting therefrom; (v) general economic and market conditions, including, but not limited to, the impact governmental budgets can have on our contract renewals and renegotiations, per diem rates, and occupancy; (vi) fluctuations in our operating results because of, among other things, changes in occupancy levels; competition; contract renegotiations or terminations; inflation and other increases in costs of operations, including a rise in labor costs; fluctuations in interest rates and risks of operations; (vii) government budget uncertainty, the impact of debt ceilings and government shutdowns, including partial shutdowns, and changing budget priorities; (viii) our ability to successfully identify and consummate future development and acquisition opportunities, integrate their operations, and realize projected returns resulting therefrom; (ix) the availability of debt and equity financing on terms that are favorable to us, or at all; and (x) the potential for additional sales and intended use of proceeds from the asset sales described in this press release. Other factors that could cause operating and financial results to differ are described in the filings we make from time to time with the Securities and Exchange Commission.

We take no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services, except as may be required by law.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, including the 4.75% Notes or the 8.25% Notes, nor shall it constitute a notice of redemption under the indenture governing the 4.75% Notes or the 2029 Notes Indenture, nor shall there be any offer, solicitation or sale of the 4.75% Notes, the 8.25% Notes or any other securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

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